Exhibit 5.5

July 18, 2008

Dollar Thrifty Automotive Group, Inc.

5330 East 31st Street

Tulsa, Oklahoma 74135

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Dollar Thrifty Automotive Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-8 (the “Registration Statement”), relating to 660,000 shares of the Company’s Common Stock, par value $.01 per share (the “Shares”), issued or issuable under the Company’s Amended and Restated Long-Term Incentive Plan and Director Equity Plan, as amended (the “Plan”). The Plan is incorporated by reference in the Registration Statement as Exhibits 10.54, 10.98 and 10.128.

In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

Based upon the foregoing, we are of the opinion that, upon issuance and delivery of the Shares in accordance with the Plan, the Shares will be duly authorized, validly issued and outstanding, and fully paid and nonassessable.

Our opinion expressed above is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the SEC thereunder.

Very truly yours,

/s/ HALL, ESTILL, HARDWICK, GABLE, GOLDEN & NELSON, P.C.